Exhibit 99.1

Chesapeake Corporation Announces the Expiration of its Exchange Offer

for its Outstanding Senior Subordinated Notes

RICHMOND, Va. (February 12, 2002) - Chesapeake Corporation (NYSE: CSK) announced today the expiration of its previously announced offer to exchange up to 115,000,000 (pound) aggregate principal amount of its 10-3/8% Senior Subordinated Notes due 2011 (Original Notes) for a like principal amount of its 10-3/8% Senior Subordinated Notes due 2011 (Exchange Notes) that have been registered under the U.S. Securities Act of 1933, as amended, pursuant to a registration statement declared effective on January 10, 2002.

All of the 115,000,000 (pound) principal amount of Original Notes were tendered in the exchange offer and have been accepted for exchange by Chesapeake. The exchange offer expired at 5:00 p.m., London time, on February 11, 2002. The exchange offer is expected to closed on February 18, 2002, at which time the Exchange Notes will be deposited with the Bank of New York, as common depository for Euroclear and Clearstream.

The Exchange Notes have been accepted for clearance through the facilities of Euroclear and Clearstream and have been assigned an ISIN of XS0140743849 and a Common Code of 14074384. Application will be made to list the Exchange Notes on the Luxembourg Stock Exchange.

Chesapeake, headquartered in Richmond, Va., is a global leader in specialty packaging. Chesapeake is a leading European folding carton, leaflet and label supplier and a leader in plastics packaging for niche markets. Chesapeake has over 50 locations in North America, Europe, Africa and Asia.